NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Second Quarter 2021 Results
•Net sales of $4.6 billion, up more than double due to the Anixter merger
–Up 24% YOY on a pro forma basis
–Up 14% sequentially on a reported basis
–Record backlog as of June 30, 2021
•Operating profit of $218.9 million; operating margin of 4.8%
–Gross margin of 21.0%, up 210 basis points YOY and up 90 basis points sequentially
–Adjusted operating profit of $261.6 million; adjusted operating margin of 5.7%, up 150 basis points YOY
–Adjusted EBITDA of $309.2 million; adjusted EBITDA margin of 6.7%, up 130 basis points YOY
•Net income attributable to common stockholders of $104.8 million
–Adjusted net income attributable to common stockholders of $137.2 million, up 145% YOY
•Earnings per diluted share of $2.02
–Adjusted earnings per diluted share of $2.64, up 98% YOY
•Leverage of 4.5x; improvement of 0.4x sequentially and 1.2x one year post-close of the Anixter merger
–Trailing twelve months pro forma adjusted EBITDA of $989.1 million
•Raising 2021 outlook for adjusted earnings per diluted share to a range of $8.40 to $8.80
•Raising three-year integration cost synergy target from $250 million to $300 million
PITTSBURGH, August 5, 2021 /Business Wire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, announces its results for the second quarter of 2021.
John Engel, Chairman, President and CEO, said, “We had an exceptional quarter and delivered outstanding results across the board. Just one year after closing the transformational combination of WESCO and Anixter, the substantial value creation of the new WESCO is clear and powerful. Our second quarter results speak for themselves. We’re capitalizing on our scale and leading industry positions, while generating significant integration synergies at a pace exceeding our initial expectations. Our margin performance and backlog are records for the company. And we are de-levering our balance sheet at a rapid rate. We are still in the early stages of unlocking the power and performance of this new WESCO. From our distribution center associates to the branch level staff and across our three business units and corporate functions, our team has done a terrific job partnering with our suppliers to provide resilient supply chain solutions to our customers. I want to thank every one of them for their outstanding work and continuing commitment to make WESCO the leader in serving our global customer community.”
Mr. Engel continued, “We are seeing accelerating sales and margin momentum in each of our strategic business units driven by three factors: the continuing economic recovery, our significantly increased scale, and our mix-shift into higher growth markets. At the same time, we are executing our extensive and comprehensive integration program at a pace and scale that is exceeding our initial expectations. Based on our strong second quarter results, we are raising our full year 2021 outlook for sales, margin and profitability for the second time this year. We now expect sales to increase 10% to 13%, adjusted EBITDA margin to expand to between 6.1% and 6.4%, and adjusted EPS to grow to a range of $8.40 to $8.80. In addition, we are raising both our expected cost synergy benefit, from $250 million to $300 million by the end of 2023, and more importantly the assumed sales benefit from cross selling, from 1% to 3% cumulatively, also by the end of 2023. Finally, we are accelerating the timeline to return to our target leverage ratio range of 2.0x to 3.5x to the second half of 2022, six months to one year earlier than our original guidance.”

Mr. Engel added, “We are on a journey with a new mission statement to build, connect, power and protect the world. One year into this journey, we are confident that the results we are seeing are just the beginning of the value creation opportunity that the new WESCO represents. Our dramatically increased scale and expanded portfolio position us well to capitalize on the secular growth trends that will sustain the current economic recovery and be foundational for the global economy in the years ahead. The value creation potential of WESCO plus Anixter has started to emerge, but we have only just begun.”
The following are results for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The Company completed the merger with Anixter on June 22, 2020, thereby impacting comparisons to the prior year quarter.
•Net sales were $4.6 billion for the second quarter of 2021 compared to $2.1 billion for the second quarter of 2020, an increase of more than double due to the merger with Anixter. On a pro forma basis, net sales for the second quarter of 2021 increased 24.0%, and as adjusted for one and one-half more workdays in the current quarter compared to the prior quarter, pro forma net sales were up 21.6%. Sequentially, net sales grew 13.7%. The increases in both periods reflect growth across all segments. Backlog at the end of the second quarter of 2021 increased by double-digits compared to the prior year quarter, the end of 2020 and sequentially compared to the first quarter of 2021. WESCO's book-to-bill ratio was above 1.0 at the end of the second quarter of 2021.

•Cost of goods sold for the second quarter of 2021 was $3.6 billion compared to $1.7 billion for the second quarter of 2020, and gross profit was $965.2 million and $393.8 million, respectively. As a percentage of net sales, gross profit was 21.0% for the second quarter of 2021, an increase of 210 basis points compared to 18.9% for the second quarter of 2020. Gross profit as a percentage of net sales for the second quarter of 2021 reflects the favorable impact of margin improvement initiatives, partially offset by a write-down to the carrying value of certain personal protective equipment products, which had a negative impact of 20 basis points. Sequentially, gross profit as a percentage of net sales increased 90 basis points from 20.1% for the first quarter of 2021.

•Selling, general and administrative expenses were $699.6 million, or 15.2% of net sales, for the second quarter of 2021, compared to $359.8 million, or 17.2% of net sales, for the second quarter of 2020. SG&A expenses for the second quarter of 2021 include merger-related costs of $37.7 million. Adjusted for these amounts, SG&A expenses were $661.9 million, or 14.4% of net sales, for the second quarter of 2021. In addition to the impact from the merger, SG&A expenses for the second quarter of 2021 reflect higher volume-related costs, variable compensation expense and benefit costs. SG&A expenses for the second quarter of 2020 include $73.3 million of merger-related costs. Adjusted for these costs, SG&A expenses were $286.4 million, or 13.7% of net sales, for the second quarter of 2020 reflecting cost reductions the Company took in response to the COVID-19 pandemic.

•Operating profit was $218.9 million for the second quarter of 2021, compared to $15.3 million for the second quarter of 2020. Operating profit as a percentage of net sales was 4.8% for the current quarter, compared to 0.7% for the second quarter of the prior year. Operating profit for the second quarter of 2021 includes the aforementioned merger-related costs. Additionally, in connection with an integration initiative to review the Company's brand strategy, certain legacy WESCO trademarks are migrating to a master brand architecture, which resulted in $5.0 million of accelerated amortization expense for the second quarter of 2021. Adjusted for these amounts, operating profit was $261.6 million, or 5.7% of net sales. Adjusted for merger-related costs of $73.3 million, operating profit was $88.6 million for the second quarter of 2020, or 4.2% of net sales. Adjusted operating margin was up 150 basis points compared to the prior year.

•Net interest expense for the second quarter of 2021 was $67.6 million, compared to $61.3 million for the second quarter of 2020. The increase in interest expense was driven by financing activity related to the Anixter merger. Net interest expense for the second quarter of 2020 includes $44.7 million of merger-related financing and interest costs, of which $33.5 million was non-recurring.

•The effective tax rate for the second quarter of 2021 was 21.6%, compared to 24.0% for the second quarter of 2020. The lower effective tax rate in the current quarter was primarily due to the favorable discrete income tax benefit of $3.4 million associated with the exercise and vesting of stock-based awards, which reduced the effective tax rate by approximately 2.2 percentage points. In addition, the effective tax rate in last year’s comparable period was higher due to costs incurred to complete the merger with Anixter.

•Net income attributable to common stockholders was $104.8 million for the second quarter of 2021, compared to a net loss of $35.8 million for the second quarter of 2020. Adjusted for merger-related costs and interest, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects, net income attributable to common stockholders was $137.2 million and $55.9 million for the second quarter of 2021 and 2020, respectively, an increase of 145.3%.

•Earnings per diluted share for the second quarter of 2021 was $2.02, based on 52.0 million diluted shares, compared to a loss per diluted share of $0.84 for the second quarter of 2020, based on 42.7 million diluted shares. Adjusted for merger-related costs and interest, accelerated amortization expense associated with migrating to the Company's master brand architecture, the related income tax effects, and the weighted-average impact of approximately 8.15 million shares of common stock issued as equity consideration to fund a portion of the merger with Anixter, earnings per diluted share for the second quarter of 2021 and 2020 was $2.64 and $1.33, respectively, an increase of 98.5%.

•Operating cash flow for the second quarter of 2021 was an outflow of $17.7 million, compared to an inflow of $101.2 million for the second quarter of 2020. Free cash flow for the second quarter of 2020 was $141.9 million, or 248% of adjusted net income. The net cash outflow in the second quarter of 2021 was primarily driven by changes in working capital to support double-digit sales growth.
The following are results for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The Company completed the merger with Anixter on June 22, 2020, thereby impacting comparisons to the prior year.
•Net sales were $8.6 billion for the first six months of 2021 compared to $4.1 billion for the first six months of 2020, an increase of more than double due to the merger with Anixter.

•Cost of goods sold for the first six months of 2021 was $6.9 billion compared to $3.3 billion for the first six months of 2020, and gross profit was $1.8 billion and $770.2 million, respectively. As a percentage of net sales, gross profit was 20.6% for the first six months of 2021, an increase of 160 basis points compared to 19.0% for the first six months of 2020. Gross profit as a percentage of net sales for the first six months of 2021 reflects the favorable impact of margin improvement initiatives, partially offset by a write-down to the carrying value of certain personal protective equipment products, which had a negative impact of 20 basis points.

•Selling, general and administrative expenses were $1.3 billion, or 15.5% of net sales, for the first six months of 2021, compared to $659.1 million, or 16.3% of net sales, for the first six months of 2020. SG&A expenses for the first six months of 2021 include merger-related costs of $84.0 million, as well as a net gain of $8.9 million resulting from the sale of WESCO's legacy utility and data communications businesses in Canada during the first quarter of 2021, which were divested in connection with the merger. Adjusted for these amounts, SG&A expenses were 14.6% of net sales for the first six months of 2021. SG&A expenses for the first six months of 2020 include $78.0 million of merger-related costs. Adjusted for these costs, SG&A expenses were $581.1 million, or 14.3% of net sales, for the first six months of 2020.

•Operating profit was $352.1 million for the first six months of 2021, compared to $76.2 million for the first six months of 2020. Operating profit as a percentage of net sales was 4.1% for the current six month period, compared to 1.9% for the first six months of the prior year. Operating profit for the first six months of 2021 includes merger-related costs and the net gain on the Canadian divestitures, as well as $5.0 million of accelerated amortization expense associated with migrating to the Company's master brand architecture. Adjusted for these amounts, operating profit was $432.3 million, or 5.0% of net sales. Adjusted for merger-related costs of $78.0 million, operating profit was $154.1 million for the first six months of 2020, or 3.8% of net sales. Adjusted operating margin was up 120 basis points compared to the prior year.

•Net interest expense for the first six months of 2021 was $138.0 million, compared to $77.9 million for the first six months of 2020. The increase in interest expense was driven by financing activity related to the Anixter merger. Net interest expense for the first six months of 2020 includes $45.3 million of merger-related financing and interest costs, of which $33.5 million was non-recurring.

•The effective tax rate for the first six months of 2021 was 18.1%, compared to 67.3% for the first six months of 2020. The effective tax rate in last year’s comparable period was higher due to costs incurred to complete the merger with Anixter. Excluding the impact of the merger, the effective tax rate for the first six months of 2020 would have been approximately 22%. For the current period, the effective tax rate reflects the favorable discrete income tax benefits of $8.3 million and $4.5 million associated with a change in a valuation allowance recorded against foreign tax credit carryforwards and the exercise and vesting of stock-based awards, respectively, which together reduced the effective tax rate by approximately 5.9 percentage points.

•Net income attributable to common stockholders was $149.7 million for the first six months of 2021, compared to a net loss of $1.4 million for the first six months of 2020. Adjusted for merger-related costs and interest, the net gain on the Canadian divestitures, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects, net income attributable to common stockholders was $210.5 million and $94.3 million for the first six months of 2021 and 2020, respectively, an increase of 123.1%.

•Earnings per diluted share for the first six months of 2021 was $2.89, based on 51.9 million diluted shares, compared to a loss per diluted share of $0.03 for the first six months of 2020, based on 42.3 million diluted shares. Adjusted for merger-related costs and interest, the net gain on the Canadian divestitures, accelerated amortization expense associated with migrating to the Company's master brand architecture, the related income tax effects, and the weighted-average impact of approximately 8.15 million shares of common stock issued as equity consideration to fund a portion of the merger with Anixter, earnings per diluted share for the first six months of 2021 and 2020 was $4.06 and $2.25, respectively, an increase of 80.4%.

•Operating cash flow for the first six months of 2021 was $102.8 million, compared to $132.7 million for the first six months of 2020. Free cash flow for the first six months of 2021 was $124.2 million, or 52% of adjusted net income, compared to $161.7 million, or 169% of adjusted net income, for the first six months of 2020. Free cash flow for the current year period was lower than the comparable prior year period primarily due to changes in working capital to support sales growth.
Segment Results
The Company has operating segments that are organized around three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate expenses are incurred to obtain and coordinate financing, tax, information technology, legal and other related services. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are not allocated to the segments or reviewed on a segment basis. Corporate expenses are not directly identifiable with our reportable segments and are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, which primarily reflect the impact of the merger with Anixter. For the second quarter of 2021, segment results also reflect the favorable impacts of margin improvement initiatives and lower operating expenses due to cost reduction actions, synergy capture and integration initiatives, partially offset by higher salaries, variable compensation expense and benefit costs.
•EES reported net sales of $1.9 billion for the second quarter of 2021, compared to $1.0 billion for the second quarter of 2020, an increase of 84.3%. In addition to the impact from the merger, the increase reflects double-digit sales growth in our construction, original equipment manufacturer and industrial businesses. Operating profit was $153.7 million for the second quarter of 2021, compared to $45.8 million for the second quarter of 2020. Operating profit for the second quarter of 2021 was negatively impacted by the inventory write-down described above, as well as accelerated amortization expense of $2.1 million associated with migrating to the Company's master brand architecture. Adjusted EBITDA was $168.0 million for the second quarter of 2021, or 8.7% of net sales, compared to $54.3 million for the second quarter of 2020, or 5.2% of net sales.
•CSS reported net sales of $1.5 billion for the second quarter of 2021, compared to $341.5 million for the second quarter of 2020, an increase of 327.9%. In addition to the impact from the merger, the increase reflects sales growth in our security solutions and network infrastructure businesses. Operating profit was $111.3 million for the second quarter of 2021, compared to $27.9 million for the second quarter of 2020. Operating profit for the second quarter of 2021 was negatively impacted by 40 basis points from the inventory write-down described above, as well as accelerated amortization expense of $2.7 million associated with migrating to the Company's master brand architecture. Adjusted EBITDA was $131.1 million for the second quarter of 2021, or 9.0% of net sales, compared to $32.2 million for the second quarter of 2020, or 9.4% of net sales.
•UBS reported net sales of $1.2 billion for the second quarter of 2021, compared to $701.9 million for the second quarter of 2020, an increase of 72.6%. Along with the impact of the merger, the increase reflects sales growth in our utility, broadband and integrated supply businesses. Operating profit was $94.7 million for the second quarter of 2021, compared to $51.8 million for the second quarter of 2020. Adjusted EBITDA was $100.7 million for the second quarter of 2021, or 8.3% of net sales, compared to $56.2 million for the second quarter of 2020, or 8.0% of net sales.

The following are results by segment for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, which primarily reflect the impact of the merger with Anixter. For the six months ended June 30, 2021, adjusted EBITDA margin improved for all segments (EES, CSS and UBS) and reflects the favorable impacts of margin improvement initiatives and lower operating expenses due to cost reduction actions, synergy capture and integration initiatives, partially offset by higher salaries, variable compensation expense and benefit costs.
•EES reported net sales of $3.6 billion for the first six months of 2021, compared to $2.2 billion for the first six months of 2020, an increase of 68.9%. In addition to the impact from the merger, the increase reflects improved economic conditions and strong demand. Operating profit was $253.9 million for the first six months of 2021, compared to $89.1 million for the first six months of 2020. Operating profit for the first six months of 2021 was negatively impacted by the inventory write-down described above, as well as accelerated amortization expense of $2.1 million associated with migrating to the Company's master brand architecture. Adjusted EBITDA was $280.0 million for the first six months of 2021, or 7.7% of net sales, compared to $105.6 million for the first six months of 2020, or 4.9% of net sales.
•CSS reported net sales of $2.7 billion for the six months ended June 30, 2021, compared to $565.2 million for the six months ended June 30, 2020, an increase of 379.8%. The increase reflects the impact from the merger, as well as broad-based growth in our security solutions and network infrastructure businesses. Operating profit was $185.2 million for the first six months of 2021, compared to $37.9 million for the first six months of 2020. Operating profit for the first six months of 2021 was negatively impacted by 50 basis points from the inventory write-down described above, as well as accelerated amortization expense of $2.7 million associated with migrating to the Company's master brand architecture Adjusted EBITDA was $221.8 million for the first six months of 2021, or 8.2% of net sales, compared to $44.1 million for the first six months of 2020, or 7.8% of net sales.
•UBS reported net sales of $2.3 billion for the six months ended June 30, 2021, compared to $1.3 billion for the six months ended June 30, 2020, an increase of 71.2%. Along with the impact of the merger, the increase reflects broad-based growth in our utility business, continued strong demand in our broadband business, and growth from integrated supply programs. Operating profit was $181.7 million for the first six months of 2021, compared to $93.6 million for the first six months of 2020. Operating profit for the first six months of 2021 includes the benefit from the sale of WESCO's legacy utility and data communications businesses in Canada in the first quarter of 2021. Adjusted EBITDA was $184.4 million for the first six months of 2021, or 8.1% of net sales, compared to $101.8 million for the first six months of 2020, or 7.6% of net sales.
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the second quarter of 2021 earnings as described in this News Release on Thursday, August 5, 2021, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC) builds, connects, powers and protects the world. A publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, WESCO is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2020 annual sales were over $16 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs nearly 18,000 people, maintains relationships with approximately 30,000 suppliers, and serves more than 125,000 customers worldwide. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial conditions, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and WESCO's other reports filed with the U.S. Securities and Exchange Commission ("SEC").

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2021		June 30, 2020
Net sales	$4,595,790		$2,086,706
Cost of goods sold (excluding depreciation and amortization)	3,630,633	79.0%	1,692,931	81.1%
Selling, general and administrative expenses	699,581	15.2%	359,750	17.2%
Depreciation and amortization	46,704		18,755
Income from operations	218,872	4.8%	15,270	0.7%
Interest expense, net	67,590		61,270
Other income, net	(802)		(687)
Income (loss) before income taxes	152,084	3.3%	(45,313)	(2.2)%
Provision for income taxes	32,800		(10,854)
Net income (loss)	119,284	2.6%	(34,459)	(1.7)%
Net income attributable to noncontrolling interests	89		47
Net income (loss) attributable to WESCO International, Inc.	119,195	2.6%	(34,506)	(1.7)%
Preferred stock dividends	14,352		1,276
Net income (loss) attributable to common stockholders	$104,843	2.3%	$(35,782)	(1.7)%

Earnings (loss) per diluted share attributable to common stockholders	$2.02		$(0.84)
Weighted-average common shares outstanding and common share equivalents used in computing earnings (loss) per diluted common share (in thousands)	51,994		42,683

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$1,923,011		$1,043,294
Communications & Security Solutions	1,461,120		341,470
Utility & Broadband Solutions	1,211,659		701,942
	$4,595,790		$2,086,706
Income from operations:
Electrical & Electronic Solutions	$153,740		$45,809
Communications & Security Solutions	111,257		27,922
Utility & Broadband Solutions	94,693		51,774
Corporate	(140,818)		(110,235)
	$218,872		$15,270

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2021		June 30, 2020
Net sales	$8,637,267		$4,055,353
Cost of goods sold (excluding depreciation and amortization)	6,861,074	79.4%	3,285,179	81.0%
Selling, general and administrative expenses	1,336,157	15.5%	659,143	16.3%
Depreciation and amortization	87,913		34,848
Income from operations	352,123	4.1%	76,183	1.9%
Interest expense, net	137,963		77,862
Other income, net	(3,609)		(807)
Income (loss) before income taxes	217,769	2.5%	(872)	—%
Provision for income taxes	39,331		(587)
Net income (loss)	178,438	2.1%	(285)	—%
Net income (loss) attributable to noncontrolling interests	65		(185)
Net income (loss) attributable to WESCO International, Inc.	178,373	2.1%	(100)	—%
Preferred stock dividends	28,704		1,276
Net income (loss) attributable to common stockholders	$149,669	1.7%	$(1,376)	—%

Earnings (loss) per diluted share attributable to common stockholders	$2.89		$(0.03)
Weighted-average common shares outstanding and common share equivalents used in computing earnings (loss) per diluted common share (in thousands)	51,875		42,260

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$3,643,824		$2,157,766
Communications & Security Solutions	2,711,735		565,185
Utility & Broadband Solutions	2,281,708		1,332,402
	$8,637,267		$4,055,353
Income from operations:
Electrical & Electronic Solutions	$253,852		$89,135
Communications & Security Solutions	185,220		37,868
Utility & Broadband Solutions	181,723		93,559
Corporate	(268,672)		(144,379)
	$352,123		$76,183

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$287,891	$449,135
Trade accounts receivable, net	2,842,187	2,466,903
Inventories	2,436,522	2,163,831
Other current assets	429,147	427,109
Total current assets	5,995,747	5,506,978

Goodwill and intangible assets	5,244,049	5,252,664
Other assets	1,059,283	1,120,572
Total assets	$12,299,079	$11,880,214

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,192,782	$1,707,329
Short-term debt and current portion of long-term debt, net(1)	366,965	528,830
Other current liabilities	742,209	750,836
Total current liabilities	3,301,956	2,986,995

Long-term debt, net	4,303,124	4,369,953
Other noncurrent liabilities	1,168,998	1,186,877
Total liabilities	8,774,078	8,543,825

Stockholders' Equity
Total stockholders' equity	3,525,001	3,336,389
Total liabilities and stockholders' equity	$12,299,079	$11,880,214

(1)    As of December 31, 2020, short-term debt and current portion of long-term debt includes the $500.0 million aggregate principal amount of the Company's 5.375% Senior Notes due 2021 (the "2021 Notes"), which were redeemed on January 14, 2021. On June 2, 2021, the Company elected to exercise its optional redemption right to redeem the entire $350 million aggregate principal amount of its 5.375% Senior Notes due 2024 (the "2024 Notes") with a date fixed for redemption of July 2, 2021. Accordingly, the 2024 Notes are classified as a component of short-term debt and current portion of long-term debt as of June 30, 2021.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Operating Activities:
Net income (loss)	$178,438	$(285)
Add back (deduct):
Depreciation and amortization	87,913	34,848
Deferred income taxes	(2,959)	1,062
Change in trade receivables, net	(372,287)	29,302
Change in inventories	(268,272)	55,431
Change in accounts payable	474,918	(83,085)
Other, net	5,044	95,415
Net cash provided by operating activities	102,795	132,688

Investing Activities:
Capital expenditures	(20,191)	(27,163)
Other, net(1)	52,545	(3,700,792)
Net cash provided by (used in) investing activities	32,354	(3,727,955)

Financing Activities:
Debt (repayments) borrowings, net(2)	(235,778)	3,800,637
Equity activity, net	(12,433)	(2,025)
Other, net(3)	(41,471)	(85,605)
Net cash (used in) provided by financing activities	(289,682)	3,713,007

Effect of exchange rate changes on cash and cash equivalents	(6,711)	(3,420)

Net change in cash and cash equivalents	(161,244)	114,320
Cash and cash equivalents at the beginning of the period	449,135	150,902
Cash and cash equivalents at the end of the period	$287,891	$265,222
(1)    For the six months ended June 30, 2021, other investing activities includes cash consideration totaling approximately $54.3 million from the sale of WESCO's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness. Other investing activities for the six months ended June 30, 2020 includes payments to acquire Anixter of $3,708.3 million, net of cash acquired of $103.5 million.
(2)    The six months ended June 30, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes. The redemption of the 2021 Notes was funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities. The six months ended June 30, 2020 primarily includes the net proceeds from the issuance of senior unsecured notes of $2,815.0 million, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities. These cash inflows were used to fund the merger with Anixter.
(3)    For the six months ended June 30, 2021, other financing activities includes $28.7 million of dividends paid to holders of Series A preferred stock. Other financing activities for the six months ended June 30, 2020 includes approximately $79.5 million of costs associated with the debt financing used to fund a portion of the merger with Anixter.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include pro forma workday-adjusted net sales, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA, financial leverage, pro forma financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted interest expense, net, adjusted provision for income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, adjusted diluted shares and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Pro Forma Workday-Adjusted Net Sales:

	Three Months Ended
	June 30, 2021	June 30, 2020			Growth
	Reported	Reported	Anixter(1)	Pro Forma	Reported	Pro Forma	Adjusted(2)

Net sales	$4,595,790	$2,086,706	$1,619,607	$3,706,313	120.2%	24.0%	21.6%
(1)    Represents Anixter’s net sales for the period from April 4, 2020 to June 22, 2020.
(2)    Represents the percentage impact of 64 workdays in the three months ended June 30, 2021 compared to 62.5 workdays in the pro forma three-month period ended June 30, 2020.
Note: Pro forma workday-adjusted net sales is a non-GAAP financial measure of sales performance. Pro forma workday-adjusted net sales gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the prior quarterly period, and adjusts for the percentage impact from the number of workdays in the comparable periods.

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net sales	$4,595,790	$2,086,706	$8,637,267	$4,055,353
Cost of goods sold (excluding depreciation and amortization)	3,630,633	1,692,931	6,861,074	3,285,179
Gross profit	$965,157	$393,775	$1,776,193	$770,174
Gross margin	21.0%	18.9%	20.6%	19.0%

Three Months Ended
Gross Profit:	March 31, 2021

Net sales	$4,041,477
Cost of goods sold (excluding depreciation and amortization)	3,230,441
Gross profit	$811,036
Gross margin	20.1%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Adjusted Income from Operations:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Income from operations	$218,872	$15,270	$352,123	$76,183
Merger-related costs	37,720	73,345	84,042	77,953
Accelerated trademark amortization	5,049	—	5,049	—
Net gain on Canadian divestitures	—	—	(8,927)	—
Adjusted income from operations	$261,641	$88,615	$432,287	$154,136
Adjusted income from operations margin %	5.7%	4.2%	5.0%	3.8%

	Three Months Ended		Six Months Ended
Adjusted Interest Expense, Net	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Interest expense, net	$67,590	$61,270	$137,963	$77,862
Merger-related interest expense(1)	—	(44,738)	—	(45,253)
Adjusted interest expense, net	$67,590	$16,532	$137,963	$32,609
(1)    The adjustments for the three and six months ended June 30, 2020 represent financing and interest costs associated with the debt financing used to fund a portion of the merger with Anixter, of which $33.5 million was non-recurring.

	Three Months Ended		Six Months Ended
Adjusted Provision for Income Taxes:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Provision for income taxes	$32,800	$(10,854)	$39,331	$(587)
Income tax effect of adjustments to income from operations and net interest(1)	10,381	26,363	19,348	27,492
Adjusted provision for income taxes	$43,181	$15,509	$58,679	$26,905
(1)    The adjustments to income from operations and net interest have been tax effected at rates of approximately 24% for the three and six months ended June 30, 2021, and 22% for the three and six months ended June 30, 2020.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Adjusted Earnings per Diluted Share:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Adjusted income from operations	$261,641	$88,615	$432,287	$154,136
Adjusted interest expense, net	67,590	16,532	137,963	32,609
Other income, net	(802)	(687)	(3,609)	(807)
Adjusted income before income taxes	194,853	72,770	297,933	122,334
Adjusted provision for income taxes	43,181	15,509	58,679	26,905
Adjusted net income	151,672	57,261	239,254	95,429
Net income (loss) attributable to noncontrolling interests	89	47	65	(185)
Adjusted net income attributable to WESCO International, Inc.	151,583	57,214	239,189	95,614
Preferred stock dividends	14,352	1,276	28,704	1,276
Adjusted net income attributable to common stockholders	$137,231	$55,938	$210,485	$94,338

Diluted shares	51,994	42,775	51,875	42,412
Adjusted diluted shares(1)	51,994	41,969	51,875	42,009
Adjusted earnings per diluted share(2)	$2.64	$1.33	$4.06	$2.25
(1)    Adjusted diluted shares for the three and six months ended June 30, 2020 exclude the weighted-average impact of approximately 8.15 million shares of common stock issued as equity consideration to fund a portion of the merger with Anixter.
(2)    Adjusted earnings per diluted share for the three and six months ended June 30, 2020, as previously reported in a press release issued on August 13, 2020, excluded preferred stock dividends of $1.3 million. Adjusted earnings per diluted share excluding the preferred stock dividends was $1.36 and $2.28 for the three and six months ended June 30, 2020, respectively.
Note: For the three and six months ended June 30, 2021, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs, a net gain on the sale of WESCO's legacy utility and data communications businesses in Canada, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and six months ended June 30, 2020, income from operations, net interest expense, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs and interest, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$153,976	$111,046	$94,688	$(254,867)	$104,843
Net (loss) income attributable to noncontrolling interests	(76)	—	—	165	89
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	32,800	32,800
Interest expense, net	—	—	—	67,590	67,590
Depreciation and amortization	12,781	19,241	5,466	9,216	46,704
EBITDA	$166,681	$130,287	$100,154	$(130,744)	$266,378
Other income, net	(160)	211	5	(858)	(802)
Stock-based compensation expense(1)	1,434	641	543	3,331	5,949
Merger-related costs	—	—	—	37,720	37,720
Adjusted EBITDA	$167,955	$131,139	$100,702	$(90,551)	$309,245
Adjusted EBITDA margin %	8.7%	9.0%	8.3%		6.7%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2021 excludes $1.3 million as such amount is included in merger-related costs.

	Three Months Ended June 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income (loss) attributable to common stockholders	$45,915	$27,764	$51,774	$(161,235)	$(35,782)
Net (loss) income attributable to noncontrolling interests	(162)	—	—	209	47
Preferred stock dividends	—	—	—	1,276	1,276
Provision for income taxes	—	—	—	(10,854)	(10,854)
Interest expense, net	—	—	—	61,270	61,270
Depreciation and amortization	7,351	4,016	4,082	3,306	18,755
EBITDA	$53,104	$31,780	$55,856	$(106,028)	$34,712
Other income, net	56	158	—	(901)	(687)
Stock-based compensation expense	1,118	263	306	3,214	4,901
Merger-related costs	—	—	—	73,345	73,345
Adjusted EBITDA	$54,278	$32,201	$56,162	$(30,370)	$112,271
Adjusted EBITDA margin %	5.2%	9.4%	8.0%		5.4%
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation and merger-related costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$254,606	$184,639	$181,701	$(471,277)	$149,669
Net (loss) income attributable to noncontrolling interests	(151)	—	—	216	65
Preferred stock dividends	—	—	—	28,704	28,704
Provision for income taxes	—	—	—	39,331	39,331
Interest expense, net	—	—	—	137,963	137,963
Depreciation and amortization	23,344	35,534	10,676	18,359	87,913
EBITDA	$277,799	$220,173	$192,377	$(246,704)	$443,645
Other income, net	(603)	581	22	(3,609)	(3,609)
Stock-based compensation expense(1)	2,785	1,066	883	5,908	10,642
Merger-related costs	—	—	—	84,042	84,042
Net gain on Canadian divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$279,981	$221,820	$184,355	$(160,363)	$525,793
Adjusted EBITDA margin %	7.7%	8.2%	8.1%		6.1%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the six months ended June 30, 2021 excludes $2.5 million as such amount is included in merger-related costs.

	Six Months Ended June 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income (loss) attributable to common stockholders	$89,593	$37,710	$93,559	$(222,238)	$(1,376)
Net loss attributable to noncontrolling interests	(394)	—	—	209	(185)
Preferred stock dividends	—	—	—	1,276	1,276
Provision for income taxes	—	—	—	(587)	(587)
Interest expense, net	—	—	—	77,862	77,862
Depreciation and amortization	14,227	5,857	7,603	7,161	34,848
EBITDA	$103,426	$43,567	$101,162	$(136,317)	$111,838
Other income, net	(64)	158	—	(901)	(807)
Stock-based compensation expense	2,197	419	599	6,312	9,527
Merger-related costs	—	—	—	77,953	77,953
Adjusted EBITDA	$105,559	$44,144	$101,761	$(52,953)	$198,511
Adjusted EBITDA margin %	4.9%	7.8%	7.6%		4.9%
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, merger-related costs and net gain on the sale of WESCO's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Pro Forma(1)
	Twelve Months Ended
Financial Leverage:	June 30, 2021	December 31, 2020

Net income attributable to common stockholders	$221,467	$115,572
Net loss attributable to noncontrolling interests	(271)	(521)
Preferred stock dividends	57,567	30,139
Provision for income taxes	62,722	55,659
Interest expense, net	286,813	255,842
Depreciation and amortization	174,665	153,499
EBITDA	$802,963	$610,190
Other, net	(5,315)	4,635
Stock-based compensation	19,364	34,733
Merger-related costs and fair value adjustments	181,019	206,748
Out-of-period adjustment	18,852	18,852
Net gain on sale of asset and Canadian divestitures	(27,745)	(19,816)
Adjusted EBITDA	$989,138	$855,342

	As of
	June 30, 2021	December 31, 2020
Short-term debt and current portion of long-term debt, net	$366,965	$528,830
Long-term debt, net	4,303,124	4,369,953
Debt discount and debt issuance costs(2)	80,495	88,181
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(2)	(1,306)	(1,650)
Total debt	4,749,278	4,985,314
Less: cash and cash equivalents	287,891	449,135
Total debt, net of cash	$4,461,387	$4,536,179

Financial leverage ratio	4.5	5.3
(1)Pro forma adjusted EBITDA includes the financial results of WESCO's legacy utility and data communications businesses in Canada, which were divested in the first quarter of 2021 under a Consent Agreement with the Competition Bureau of Canada.
(2)Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, an out-of-period adjustment related to inventory absorption accounting, and net gain on the sale of a U.S. operating branch and WESCO's legacy utility and data communications businesses in Canada. Pro forma financial leverage ratio is calculated by dividing total debt, excluding debt discount and debt issuance costs, net of cash, by pro forma adjusted EBITDA. Pro forma EBITDA and pro forma adjusted EBITDA gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Free Cash Flow:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Cash flow (used in) provided by operations	$(17,695)	$101,160	$102,795	$132,688
Less: Capital expenditures	(9,980)	(11,401)	(20,191)	(27,163)
Add: Merger-related expenditures	27,095	52,142	41,567	56,134
Free cash flow	$(580)	$141,901	$124,171	$161,659
Percentage of adjusted net income	—%	248%	52%	169%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and six months ended June 30, 2021 and 2020, the Company paid certain fees, expenses and other costs related to WESCO's merger with Anixter. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.